List of Significant Subsidiaries:

	Percentage of
Name	ownership	Registered office	Activity
Italsofa Bahia Ltda	97.99	Bahia, Brazil	(1)
Italsofa (Shanghai) Co., Ltd	100.00	Shanghai, China	(1)
SC Italsofa Romania S.r.l.	100.00	Baia Mare, Romania	(1)
Minuano Nordeste S.A.	100.00	Pojuca, Brazil	(1)
Softaly Shanghai, Ltd	100.00	Shanghai, China	(1)
Natco S.p.A.	99.99	Bari, Italy	(2)
I.M.P.E. S.p.A.	90.83	Qualiano, Italy	(3)
Divani Due S.r.l.	100.00	Verona, Italy	(4)
Natuzzi Americas, Inc.	100.00	High Point, NC, U.S.A.	(4)
Natuzzi Ibérica S.A.	100.00	Madrid, Spain	(4)
Natuzzi (Switzerland) AG	97.00	Dietikon, Switzerland	(4)
Natuzzi Nordic ApS	100.00	Copenhagen, Denmark	(4)
Natuzzi Benelux NV	100.00	Geel, Belgium	(4)
Natuzzi Germany GmbH	100.00	Düsseldorf, Germany	(4)
Kingdom of Leather Limited	100.00	London, U.K.	(4)
La Galleria, Ltd	100.00	London, U.K.	(4)
Nacon S.p.A.	100.00	Bari, Italy	(5)
Italholding S.r.l.	100.00	Bari, Italy	(5)
Natuzzi Netherlands Holding B.V.	100.00	Amsterdam, Holland	(5)
Natuzzi United Kingdom, Limited	100.00	London, U.K.	(5)
Natuzzi Trade Service S.r.l	100.00	Bari, Italy	(6)
Kingdom of Leather Trustees Limited	100.00	London, U.K.	(7)
Natuzzi Asia, Ltd	100.00	Hong Kong, China	(7)

(1)	Manufacture and distribution

(2)	Intragroup leather dyeing and finishing

(3)	Production and distribution of polyurethane foam

(4)	Distribution

(5)	Investment holding

(6)	Transportation Services

(7)	Non-operative